Exhibit 99.1
Ingram Micro Reports Continued Strong 2025 Net Sales Growth, Up 11.5% for Fiscal Fourth Quarter and Up 9.5% for Fiscal Year, With Operating Expense Efficiency and Robust Cash Flow Generation
Fiscal Fourth Quarter 2025
•Fourth quarter net sales of $14.9 billion – above high end of guidance range – up 11.5% from the prior-year period in U.S. dollars, and up 9.1% from the prior-year period on an FX neutral basis.
•Q4 operating expenses of $656.7 million, or 4.41% of net sales, a 74-basis point improvement versus prior year.
•Fourth quarter diluted earnings per share of $0.51 and non-GAAP diluted earnings per share of $0.96, above high end of guidance range.
•Fourth quarter cash provided by operations of $1.56 billion and adjusted free cash flow(1) of $1.63 billion, the highest quarterly level in over a decade.
•Authorized share repurchase plan of up to $100 million.
•Voluntarily repaid an incremental $200 million of our Term Loan Credit Facility in February 2026.
Fiscal Year 2025
•Net sales for fiscal year 2025 were $52.6 billion dollars representing an increase of 9.5%, and up 9.0% on an FX neutral basis, versus 2024.
•Year-over-year increases in net sales across all four geographic segments, with solid double-digit year-over-year growth in the Asia Pacific region throughout 2025.
•Fiscal year operating expenses of $2.63 billion dollars, or 5.00% of net sales, representing a 47 basis point improvement in operating expense leverage compared to 2024.
•Net income up 24.1% and Non-GAAP net income(1) up 8.6% over prior year.
•Fiscal year diluted earnings per share was $1.39, compared to $1.18 in the prior fiscal year. Non-GAAP diluted earnings per share was $2.90, up from $2.79 in the prior fiscal year.
Fiscal First Quarter 2026 Outlook
•Net sales for Q1 2026 of $12.45 billion to $12.80 billion, with improving gross margin and continued operating expense leverage yielding Non-GAAP earnings per share of $0.67 to $0.75 – a year-over-year increase of 10% to 23%.

IRVINE, Calif.— (BUSINESS WIRE) —March 2, 2026—Ingram Micro Holding Corporation (NYSE: INGM) (“Ingram Micro” or the “Company”), a leading technology company for the global information technology ecosystem, today reported fiscal fourth quarter and fiscal year-end results for the period ended December 27, 2025. The Company reported fourth quarter net sales of $14.9 billion, up 11.5% year over year, and net income on a GAAP basis of $121.4 million or $0.51 per share, up 46.1% and 41.7% year over year, respectively. Non-GAAP net income of $226.7 million or $0.96 per share, was above the high end of the Company’s guidance and up 6.4% and 4.3% versus the same period in 2024.(1).

“Ingram Micro delivered a strong fourth quarter and full year, and we enter 2026 with confidence. We exceeded the high end of our net sales and EPS guidance and saw growth across all of our regions,” said Paul Bay, Ingram Micro’s Chief Executive Officer. “Our Xvantage platform continues to build momentum, with the majority of our net sales now flowing through the platform. In an increasingly complex market, Xvantage’s AI‑driven capabilities are improving productivity and enabling richer, higher‑value opportunities for our customers. As we advance to the next phase of Xvantage value creation, and scale our Enable AI program, we are well positioned to drive durable, profitable growth.”

“We continued to execute with discipline in 2025, delivering strong sales growth in Advanced Solutions, Cloud and Client and Endpoint Solutions, coupled with solid operating leverage and sustained efficiency gains from our Xvantage platform,” said Mike Zilis, Ingram Micro’s Chief Financial Officer. “We delivered adjusted free cash flow of $1.6 billion in the quarter – the highest quarterly level in more than a decade. Our team executed well and we continue to optimize, positioning us to capitalize on a curve of upward profitability as we see higher-margin growth opportunities going forward.”

Consolidated Fiscal Fourth Quarter 2025 Results(1)

	Thirteen Weeks Ended December 27, 2025		Thirteen Weeks Ended December 28, 2024		2025 vs. 2024
($ in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$14,877,709		$13,344,670		$1,533,039
Gross profit	966,403	6.50%	936,085	7.01%	30,318
Income from operations	309,735	2.08%	248,500	1.86%	61,235
Net income	121,410	0.82%	83,116	0.62%	38,294
Adjusted Income from Operations	350,012	2.35%	305,237	2.29%	44,775
Adjusted EBITDA	430,871	2.90%	418,061	3.13%	12,810
Non-GAAP Net Income	226,676	1.52%	213,097	1.60%	13,579
EPS:
Basic	$0.52		$0.36
Diluted	$0.51		$0.36
Non-GAAP EPS:
Basic	$0.96		$0.92
Diluted	$0.96		$0.92

Consolidated Fiscal Fourth Quarter 2025 Financial Highlights

•Net sales totaled $14.9 billion, compared to $13.3 billion in the prior fiscal fourth quarter, representing an increase of 11.5%. The year-over-year increase was a result of higher net sales across each of our geographic segments. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 2.4% on the year-over-year net sales comparison.

•Gross profit was $966.4 million, compared to $936.1 million in the prior fiscal fourth quarter.

•Gross margin was 6.50%, compared to 7.01% in the prior fiscal fourth quarter. The year-over-year decrease in gross margin was driven by a continued heavy sales mix in our lower-margin client and endpoint solutions, as well as mix towards the lower-margin, lower cost-to-serve Asia Pacific region, large enterprise customers and significant project-based business in AI-enablement product sets. Fourth quarter 2025 gross margins are also impacted by the sale of our CloudBlue business in the third quarter of 2025, which was still a part of our cloud-based solutions gross margins in the prior year period.

•Income from operations was $309.7 million, up from $248.5 million in the prior fiscal fourth quarter. Adjusted income from operations was $350.0 million, up from $305.2 million in the prior fiscal fourth quarter.

•Income from operations margin increased from 1.86% in the prior fiscal fourth quarter to 2.08% in the fourth quarter of 2025. Adjusted income from operations margin was 2.35% compared to 2.29% in the prior fiscal fourth quarter. This year-over-year increase was primarily due to improved leverage on operating expenses across net sales growth, as well as a positive recovery via insurance proceeds that we expect to receive related to a previously disclosed matter, which helped to offset professional fees, reserves and temporary loss of business associated with the matter throughout the year.

•Adjusted EBITDA grew to $430.9 million, compared to $418.1 million in the prior fiscal fourth quarter.

•Diluted EPS was $0.51, compared to $0.36 in the prior fiscal fourth quarter. Non-GAAP diluted EPS was $0.96, compared to $0.92 in the prior fiscal fourth quarter.

•Cash provided by operations was $1,560.6 million, compared to $310.0 million provided by operations in the prior fiscal fourth quarter, and adjusted free cash flow was $1,630.4 million, compared to $337.2 million in the prior fiscal fourth quarter.

Regional Fiscal Fourth Quarter 2025 Financial Highlights

North America

Net sales were $5.1 billion, compared to $4.7 billion in the prior fiscal fourth quarter. The year-over-year increase in North American net sales was driven by strength in advanced solutions offerings driven by storage and server, and particularly lower margin, lower-cost-to-serve AI-enablement projects, as well as client and endpoint solutions net sales, driven by PCs. These factors were partially offset by declines in Other services and in cloud net sales, the latter of which was impacted by our CloudBlue divestiture discussed above.

Income from operations was $50.6 million, compared to $115.2 million in the prior fiscal fourth quarter. The year-over-year decrease was driven by lower gross profit realization, largely due to previously described mix factors, as well as an increase in SG&A expenses including software-related costs, bad debt expense and professional and outside services costs, and true-ups in expense related to annual variable compensation programs as a result of stronger global profit and free cash flow generation in the fourth quarter.

Income from operations margin was 0.99%, compared to 2.47% in the prior fiscal fourth quarter, driven primarily by the decline in gross margins resulting from the shift towards lower margin, lower cost-to-serve AI-enablement projects, as well as the increase in SG&A expenses, both described above.

EMEA

Net sales were $4.6 billion, compared to $4.1 billion in the prior fiscal fourth quarter. The year-over-year increase in EMEA net sales was driven by growth across all lines of business, particularly client and endpoint solutions driven by PCs, as well as advanced solutions offerings driven by networking, server and storage.

Income from operations was $115.4 million, compared to $90.9 million in the prior fiscal fourth quarter. The year-over-year increase was driven by an increase in gross profit across all product categories, as well as a reduction in SG&A expenses.

Income from operations margin was 2.49%, compared to 2.23% in the prior fiscal fourth quarter. The year-over-year increase in income from operations margin was primarily due to favorable gross margins as well as a reduction in SG&A expenses as a percentage of net sales including a 5 basis point reduction in restructuring costs and a 5 basis point reduction in compensation and headcount expenses.

Asia-Pacific

Net sales were $4.1 billion, compared to $3.6 billion in the prior fiscal fourth quarter. The increase in Asia-Pacific net sales was driven by net sales of client and endpoint solutions, led by growth in mobility and components, as well as modest growth in cloud-based solutions, partially offset by modest declines in advanced solutions offerings and Other services net sales.

Income from operations was $114.6 million, compared to $53.5 million in the prior fiscal fourth quarter. The region benefited from a non-recurring loss recovery related to the previously noted insurance proceeds that we expect to receive, which helped to offset the specific costs and temporary loss of business impacts associated with the matter.

Income from operations margin was 2.82%, compared to 1.49% in the prior fiscal fourth quarter.

Latin America

Net sales were $1.1 billion, compared to $1.0 billion in the prior fiscal fourth quarter. The increase in Latin American net sales was primarily driven by growth in client and endpoint solutions net sales, led by PCs, partially offset by modest declines in advanced solutions offerings, cloud-based solutions and Other services.

Income from operations was $44.1 million, compared to $44.1 million in the prior fiscal fourth quarter. Higher gross profit was offset by an increase in SG&A expenses.

Income from operations margin was 4.08%, compared to 4.35% in the prior fiscal fourth quarter. The year-over-year decrease in income from operations margins was a result of higher SG&A expenses as a percentage of net sales, most notably bad debt expense as the prior fiscal fourth quarter was positively impacted by the reversal of a reserve related to a single project when the delinquent receivables were collected.

Consolidated Fiscal 2025 Results(1)

	Fiscal Year Ended December 27, 2025		Fiscal Year Ended December 28, 2024		2025 vs. 2024
($ in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$52,556,263		$47,983,671		$4,572,592
Gross profit	3,503,971	6.67%	3,444,945	7.18%	59,026
Income from operations	876,928	1.67%	817,923	1.70%	59,005
Net income	327,882	0.62%	264,222	0.55%	63,660
Adjusted Income from Operations	1,037,986	1.97%	999,661	2.08%	38,325
Adjusted EBITDA	1,357,829	2.58%	1,318,634	2.75%	39,195
Non-GAAP Net Income	681,935	1.30%	627,886	1.31%	54,049
EPS:
Basic	$1.40		$1.18
Diluted	$1.39		$1.18
Non-GAAP EPS:
Basic	$2.90		$2.79
Diluted	$2.90		$2.79

Consolidated Fiscal 2025 Financial Highlights

•Net sales totaled $52.6 billion, representing an increase of 9.5% from the prior fiscal year. The growth was driven by year-over-year increases in net sales across each of our geographic segments. The translation impact of foreign currencies relative to the U.S. dollar had an approximate 0.5% positive impact on this year-over-year comparison.

•Gross profit was $3,504.0 million, compared to $3,444.9 million in the prior fiscal year.

•Gross margin was 6.67%, compared to 7.18% in the prior fiscal year. The year-over-year decrease in gross margin was driven by generally stronger volumes in our lower-margin client and endpoint solutions net sales as well as an overall mix shift towards large enterprise customers, servers and AI-enablement products, and geographic mix towards our Asia-Pacific region, each of which are lower-margin and lower cost-to-serve.

•Income from operations was $876.9 million, up from $817.9 million in the prior fiscal year. Adjusted income from operations was $1,038.0 million, compared to $999.7 million in the prior fiscal year.

•Income from operations margin was 1.67%, compared to 1.70% in the prior fiscal year. Adjusted income from operations margin was 1.97%, compared to 2.08% in the prior fiscal year. This year-over-year decrease was primarily due to mix shift impacts on gross margins noted above, partially offset by improved leverage on operating expenses across the increase in net sales. Included in the results for fiscal 2025 is the impact of a one-time loss of $48,728, or 9 basis points, related to the sale of our CloudBlue operations and other non-core operations in our North America region.

•Adjusted EBITDA was $1,357.8 million, compared to $1,318.6 million in the prior year.

•Diluted EPS was $1.39, compared to $1.18 in the prior fiscal year. Non-GAAP diluted EPS was $2.90, up from $2.79 in the prior fiscal year.

•Cash provided by operations was $916.1 million, compared to $333.8 million in the prior fiscal year, and adjusted free cash flow was $1,098.6 million, compared to $443.3 million in the prior fiscal year, reflecting significant reductions in investment in net working capital to close out the year.

Regional Fiscal 2025 Financial Highlights

North America

Net sales were $18.9 billion, compared to $17.4 billion in the prior fiscal year. The year-over-year increase in North American net sales was the result of growth in client and endpoint solutions driven by PCs and growth in advanced solutions offerings driven by server and storage, including AI-enablement technologies, partially offset by declines in Other services and cloud-based solutions net sales.

Income from operations was $247.0 million, compared to $322.2 million in the prior fiscal year.

Income from operations margin was 1.30%, compared to 1.85% in the prior fiscal year. The year-over-year decrease in income from operations margin was primarily due to the gross margin impact of the shift in sales mix as described above. The region’s income from operations margin also reflects the impact of $48,728, or 26 basis points of net sales, relating to the loss on sale of our CloudBlue operations and other non-core operations in our North America region in fiscal 2025. These factors are partially offset by continued optimization of our operating expenses, as a result of restructuring actions taken in the prior year.

EMEA

Net sales were $15.2 billion, an increase of 6.6% compared to the prior fiscal year. The year-over-year increase in EMEA net sales was primarily a result of growth in client and endpoint solutions net sales driven primarily by PCs. Other services, advanced solutions offerings, and cloud-based solutions also increased compared to the prior fiscal year. The translation impact of foreign currencies relative to the U.S. dollar had a positive impact of 4% on the year-over-year comparison of the region’s net sales.

Income from operations was $290.3 million, compared to $259.4 million in the prior fiscal year.

Income from operations margin was 1.91%, compared to 1.82% in the prior fiscal year. The year-over-year increase is driven by reductions in SG&A expense as a percentage of net sales, most notably restructuring costs, which decreased by 8 basis points year-over-year. These factors more than offset a decrease in gross margin due to the shift in sales mix factors described above as well as some write-offs related to inventory.

Asia-Pacific

Net sales were $14.7 billion, compared to $12.8 billion in the prior fiscal year. The increase in Asia-Pacific net sales was driven by growth in client and endpoint solutions net sales, driven by mobility distribution, components, tablets, and PCs. Advanced solutions offerings also grew, driven by networking, server, and AI-enablement technologies, as well as cloud-based solutions. These results were partially offset by declines in Other services net sales. The translation impact of foreign currencies relative to the U.S. dollar had a negative impact of 2% on the year-over-year net sales comparison.

Income from operations was $272.2 million, compared to $223.4 million in the prior fiscal year.

Income from operations margin was 1.85% compared to 1.75% in the prior fiscal year. The year-over-year increase in income from operations margin was primarily as result of a reduction in SG&A expense as a percentage of net sales. While the region benefited from a non-recurring loss recovery that we expect to receive related to the previously noted insurance recovery, this was largely offset by the specific costs and temporary loss of business impacts associated with the matter during the year. The region also saw a 15 basis point decrease in compensation and headcount expenses primarily due to improved leverage of operating expenses across increased net sales. These factors more than offset a decrease in gross margin due to the geographic and sales mix factors described above.

Latin America

Net sales were $3.7 billion, compared to $3.6 billion in the prior fiscal year. The increase in Latin American net sales was primarily driven by growth in client and endpoint solutions driven by mobility distribution, notebooks, and tablets. This was partially offset by a decline in advanced solutions offerings, as well as modest declines in Other services and cloud-based solutions net sales. The translation impact of foreign currencies relative to the U.S. dollar had a negative impact of 2% on the year-over-year comparison of the region’s net sales.

Income from operations was $123.2 million, compared to $119.6 million in the prior fiscal year.

Income from operations margin was 3.32% compared to 3.33% in the prior fiscal year. This year-over-year comparison is impacted by an increase in SG&A expense as a percentage of net sales. Most notably, bad debt expense increased by 26 basis points, as fiscal year 2024 was positively impacted by the reversal of a reserve related to a single project, as the delinquent receivables were collected. These factors were essentially offset by an increase in gross margin due to higher achievement on advanced solutions net sales as well as the favorable impact of a decline in inventory write-offs in fiscal year 2025.

Fiscal First Quarter 2026 Outlook

The following outlook is forward-looking, based on the Company’s current expectations for the fiscal first quarter of 2026, and actual results may differ materially from what is indicated. We provide EPS guidance on a non-GAAP basis because certain information necessary to reconcile such guidance to GAAP is difficult to estimate and dependent on future events outside of our control.(1)

	Thirteen Weeks Ended March 28, 2026
($ in millions, except per share data)	Low	High
Net sales	$12,450	$12,800
Gross profit	$840	$895
Non-GAAP Diluted EPS	$0.67	$0.75

Our guidance assumes an effective tax rate of approximately 27% on a non-GAAP basis, and 236.0 million diluted shares outstanding.

Dividend Payment

The Company’s board of directors has declared a cash dividend of $0.082 per share of the Company’s common stock. The dividend is payable on March 24, 2026, to stockholders of record as of March 10, 2026.

Fiscal Fourth Quarter 2025 Earnings Call Details:

Ingram Micro’s management will host a call to discuss its results on March 2, 2026, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

A live webcast of the conference call will be accessible from the Ingram Micro investor relations website at https://ir.ingrammicro.com. The call can also be accessed at 201-689-8796 and 877-407-9781.

A telephonic replay will be available through Monday, March 23, 2026, at 877-660-6853 or 201-612-7415, access code 13758912. A replay of the webcast will also be available at https://ir.ingrammicro.com.

About Ingram Micro

Ingram Micro (NYSE: INGM) is a leading technology company for the global information technology ecosystem. With the ability to reach nearly 90% of the global population, we play a vital role in the worldwide IT sales channel, bringing products and services from technology manufacturers and cloud providers to a highly diversified base of business-to-business technology experts. Through Ingram Micro Xvantage™, our AI-powered digital platform, we offer what we believe to be the industry’s first comprehensive business-to-consumer-like experience, integrating hardware and cloud subscriptions, personalized recommendations, instant pricing, order tracking, and billing automation. We also provide a broad range of technology services, including financing, specialized marketing, and lifecycle management, as well as technical pre- and post-sales professional support. Learn more at www.ingrammicro.com.

(1) Use of Non-GAAP Financial Measures

In addition to presenting financial results that have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), we have included in this release some or all of the following non-GAAP financial measures—adjusted income from operations, EBITDA, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS—which are financial measures that are not required by, or presented in accordance with GAAP. We believe that these non-GAAP financial measures are useful in evaluating our business and the underlying trends that are affecting our performance. These non-GAAP measures are primary indicators that our management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations, ongoing results, and trends. Our management believes these non-GAAP financial measures are useful as they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently. The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP. See “Schedule A: Reconciliation of Non-GAAP Financial Measures” in the “Supplemental Information” section further below for reconciliations of non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions, but such words are not exclusive means of identifying forward-looking statements in this release. These forward-looking statements are included throughout this release and relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Certain important factors that involve risks and uncertainties and that could cause actual results to differ, possibly materially, from our expectations, beliefs, and projections reflected in such forward-looking statements can be found in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors included within the filings we make with the SEC from time to time and the following: general economic conditions; our estimates of the size of the markets for our products and services; our ability to identify and integrate acquisitions and technologies into our platform; our plans to continue to expand; our ability to continue to successfully develop and deploy Ingram Micro Xvantage™; our ability to retain and recruit key personnel; the competition our products and services face and our ability to adapt to industry changes and market conditions, including inflation, market volatility, and supply constraints for many categories of technology; current and potential litigation involving us; the global nature of our business, including the various laws and regulations applicable to us now or in the future; the effect of various political, geopolitical, and macroeconomic issues and developments, including changes in tariffs or global trade policies and the related uncertainties associated with such developments, import/export and licensing restrictions, and our ability to comply with laws and regulations we are subject to, both in the United States and internationally; our financing efforts; our relationships with our customers, original equipment manufacturers, and suppliers; our ability to maintain and protect our intellectual property; the performance and security of our services, including information processing and cybersecurity provided by third parties; our ownership structure; our dependence upon Ingram Micro Inc. and its controlled subsidiaries for our results of operations, cash flows, and distributions; and our status as a “controlled company” and the extent to which the interests of Platinum Equity, LLC together with its affiliated investment vehicles (“Platinum”) conflict with our interests or the interests of our stockholders.

Ingram Micro, Xvantage, and associated logos are trademarks of Ingram Micro Inc. (an indirect subsidiary of Ingram Micro Holding Corporation) or its licensors.

Contact:

Investor Relations:
Willa McManmon
ir@ingrammicro.com
Media:
Lisa Zwick
lisa.zwick@ingrammicro.com

Results of Operations

INGRAM MICRO HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except par value and share data)

	December 27, 2025	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,864,724	$918,401
Trade accounts receivable (less allowances of $169,165 and $146,999, respectively)	10,546,550	9,448,354
Inventory	4,970,113	4,699,483
Other current assets	859,252	734,939
Total current assets	18,240,639	15,801,177
Property and equipment, net	531,896	482,503
Operating lease right-of-use assets	403,224	412,662
Goodwill	854,749	833,662
Intangible assets, net	711,809	772,571
Other assets	502,067	477,115
Total assets	$21,244,384	$18,779,690
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,963,324	$10,005,824
Accrued expenses and other	1,163,587	1,021,958
Short-term debt and current maturities of long-term debt	449,583	184,860
Short-term operating lease liabilities	104,468	93,889
Total current liabilities	13,680,962	11,306,531
Long-term debt, less current maturities	2,749,781	3,168,280
Long-term operating lease liabilities, net of current portion	354,894	369,493
Other liabilities	210,329	201,511
Total liabilities	16,995,966	15,045,815
Commitments and contingencies
Stockholders’ equity:
Common Stock, par value $0.01, 2,000,000,000 shares authorized at December 27, 2025 and December 28, 2024, and 235,073,327 and 234,825,581 shares issued and outstanding at December 27, 2025 and December 28, 2024, respectively	2,351	2,348
Additional paid-in capital	2,921,952	2,903,842
Retained earnings	1,587,330	1,337,399
Accumulated other comprehensive loss	(263,215)	(509,714)
Total stockholders’ equity	4,248,418	3,733,875
Total liabilities and stockholders’ equity	$21,244,384	$18,779,690

INGRAM MICRO HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended (Unaudited)		Fiscal Year	Fiscal Year
	December 27, 2025	December 28, 2024	2025	2024
Net sales	$14,877,709	$13,344,670	$52,556,263	$47,983,671
Cost of sales	13,911,306	12,408,585	49,052,292	44,538,726
Gross profit	966,403	936,085	3,503,971	3,444,945
Operating expenses:
Selling, general and administrative	646,729	671,249	2,611,611	2,588,668
Restructuring costs	9,939	16,336	15,432	38,354
Total operating expenses	656,668	687,585	2,627,043	2,627,022
Income from operations	309,735	248,500	876,928	817,923
Other (income) expense:
Interest income	(8,938)	(13,179)	(45,731)	(45,335)
Interest expense	73,077	80,568	302,570	338,358
Net foreign currency exchange loss (gain)	8,221	(7,037)	42,342	22,901
Other expense	17,438	21,349	46,993	56,133
Total other (income) expense	89,798	81,701	346,174	372,057
Income before income taxes	219,937	166,799	530,754	445,866
Provision for income taxes	98,527	83,683	202,872	181,644
Net income	$121,410	$83,116	$327,882	$264,222
Basic earnings per share	$0.52	$0.36	$1.40	$1.18
Diluted earnings per share	$0.51	$0.36	$1.39	$1.18

INGRAM MICRO HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Thirteen Weeks Ended (Unaudited)		Fiscal Year	Fiscal Year
	December 27, 2025	December 28 2024	2025	2024
Cash flows from operating activities:
Net income	$121,410	$83,116	$327,882	$264,222
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	51,173	48,429	197,186	189,331
Stock based compensation	6,010	34,067	21,117	34,067
Gain on marketable securities, net	(3,200)	(1,087)	(11,713)	(12,233)
Noncash charges for interest and bond discount amortization	4,762	4,767	18,852	26,374
Amortization of lease right-of-use asset	36,500	32,155	129,031	128,935
Deferred income taxes	(10,085)	21,509	(28,067)	(14,984)
(Gain) loss on foreign exchange	(5,195)	4,976	35,568	(130)
Loss on sale of subsidiaries	—	—	38,248	—
Other	5,510	141	2,357	763
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(1,393,868)	(951,052)	(1,105,968)	(1,060,810)
Inventory	425,106	60,939	(88,216)	(225,831)
Other assets	(37,119)	66,765	(167,313)	(18,917)
Accounts payable	2,228,983	730,989	1,709,170	976,171
Change in book overdrafts	45,289	97,542	(127,264)	134,652
Operating lease liabilities	(41,723)	(24,420)	(115,299)	(118,975)
Accrued expenses and other	127,002	101,125	80,556	31,204
Cash provided by operating activities	1,560,555	309,961	916,127	333,839
Cash flows from investing activities:
Capital expenditures	(36,825)	(36,060)	(130,754)	(142,703)
Proceeds from deferred purchase price of factored receivables	106,699	63,322	313,206	252,199
Sale of marketable securities, net	14	14	12,482	955
Issuance of notes receivable	—	(8,425)	(12,501)	(57,117)
Proceeds from note receivables	13,440	8,826	44,612	38,291
Proceeds from sale of subsidiaries	2,500	—	20,000	—
Proceeds from sale of equity investments	—	—	20,805	12,012
Other	(1,043)	856	(208)	1,904
Cash provided by investing activities	84,785	28,533	267,642	105,541
Cash flows from financing activities:
Dividends paid to shareholders	(19,230)	—	(78,376)	(6,174)
Change in unremitted cash collections from servicing factored receivables	4,061	4,297	1,592	(11,315)
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts	—	241,164	—	241,164
Repayment of term loans	—	(233,100)	(125,000)	(483,100)
Gross proceeds from other debt	40,298	12,647	107,014	101,779
Gross repayments of other debt	(10,154)	(13,329)	(89,851)	(118,331)

	Thirteen Weeks Ended (Unaudited)		Fiscal Year	Fiscal Year
	December 27, 2025	December 28 2024	2025	2024
Net repayments of revolving and other credit facilities	(630,255)	(229,615)	(101,758)	(66,998)
Repurchase of common stock for tax withholdings on equity awards	(2,961)	(14,164)	(3,093)	(14,164)
Purchase of Colsof shares	—	(775)	—	(22,621)
Other	(3,613)	—	(16,750)	(11,539)
Cash used in financing activities	(621,854)	(232,875)	(306,222)	(391,299)
Effect of exchange rate changes on cash and cash equivalents	38,608	(36,690)	68,776	(78,170)
Increase (decrease) in cash and cash equivalents	1,062,094	68,929	946,323	(30,089)
Cash and cash equivalents, beginning of year	802,630	849,472	918,401	948,490
Cash and cash equivalents, end of year	$1,864,724	$918,401	$1,864,724	$918,401

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted income from operations, adjusted EBITDA, return on invested capital (“ROIC”), adjusted ROIC, non-GAAP net income, adjusted free cash flow, and non-GAAP EPS, which are defined as follows:

•Adjusted Income from Operations means income from operations plus (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iii) integration and transition costs, and (iv) the advisory fees paid to Platinum Equity Advisors, LLC (“Platinum Advisors”), an entity affiliated with Platinum, under a corporate advisory services agreement (which has been terminated as a result of our initial public offering (“IPO”)) (such terminated agreement, the “CASA”).

•We define adjusted EBITDA as EBITDA (calculated as net income before net interest expense, income taxes, depreciation and amortization expenses) adjusted to give effect to (i) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (ii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iii) costs of integration, transition, and operational improvement initiatives, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (iv) the advisory fees paid to Platinum Advisors under the CASA, (v) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to the IPO, (vi) stock-based compensation expense for restricted stock units issued in connection with our IPO, and (vii) certain other items as defined in our credit agreements.

•ROIC is defined as net income divided by the invested capital for the period. Invested capital is equal to stockholders’ equity plus long-term debt plus short-term debt and the current maturities of long-term debt less cash and cash equivalents at the end of each period.

•Adjusted ROIC is defined as adjusted net income divided by the invested capital for the period. Adjusted net income for a particular period is defined as net income plus (i) other income/expense, (ii) amortization of intangibles, (iii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iv) integration and transition costs, (v) the advisory fees paid to Platinum Advisors under the CASA, plus (vi) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv) and (v), plus (vii) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items.

•We define non-GAAP net income as net income adjusted to give effect to (i) amortization of intangibles, (ii) restructuring costs incurred primarily related to employee termination benefits in connection with actions to align our cost structure in certain markets, (iii) net realized and unrealized foreign currency exchange gains and losses including net gains and losses on derivative instruments not receiving hedge accounting treatment, (iv) costs of integration, transition, and operational improvement initiatives, as well as consulting, retention and transition costs associated with our organizational effectiveness programs charged to selling, general and administrative expenses, (v) the advisory fees paid to Platinum Advisors under the CASA, (vi) cash-based compensation expense associated with our cash-based long-term incentive program for certain employees in lieu of equity-based compensation prior to our IPO, (vii) stock-based compensation expense for restricted stock units issued in connection with our IPO, (viii) certain other items as defined in our credit agreements, (ix) the GAAP tax provisions for and/or valuation allowances on items (i), (ii), (iii), (iv), (v), (vi), (vii), and (viii), and (x) the GAAP tax provisions for and/or valuation allowances on large non-recurring or discrete items. This metric differs from adjusted net income, which is a component of adjusted ROIC as described above.

•We define adjusted free cash flow as net income adjusted to give effect to (i) depreciation and amortization, (ii) other non-cash items and changes to non-working capital assets/liabilities, (iii) changes in working capital, (iv) proceeds from the deferred purchase price of factored receivables, and (v) capital expenditures.

•We define non-GAAP basic EPS as non-GAAP net income divided by the weighted-average shares outstanding during the period presented. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the weighted-average shares outstanding during the period presented, inclusive of the dilutive effect of participating securities.

The following is a reconciliation of income from operations to adjusted income from operations:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Income from operations	$309,735	$248,500	$876,928	$817,923
Amortization of intangibles	21,561	21,613	84,592	86,878
Restructuring costs	9,939	16,336	15,432	38,354
Integration and transition costs	8,777	17,158	61,034	36,126
Advisory fee	—	1,630	—	20,380
Adjusted Income from Operations	$350,012	$305,237	$1,037,986	$999,661

The following is a reconciliation of net income to adjusted EBITDA:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$121,410	$83,116	$327,882	$264,222
Interest income	(8,938)	(13,179)	(45,731)	(45,335)
Interest expense	73,077	80,568	302,570	338,358
Provision for income taxes	98,527	83,683	202,872	181,644
Depreciation and amortization	51,173	48,429	197,186	189,331
EBITDA	$335,249	$282,617	$984,779	$928,220
Restructuring costs	9,939	16,336	15,432	38,354
Net foreign currency exchange loss (gain)	8,221	(7,037)	42,342	22,901
Integration, transition and operational improvement costs	47,327	61,290	215,667	172,764
Advisory fee	—	1,630	—	20,380
Cash-based compensation expense	3,939	6,294	17,832	24,626
Stock-based compensation expense	6,010	34,067	21,117	34,067
Other	20,186	22,864	60,660	77,322
Adjusted EBITDA	$430,871	$418,061	$1,357,829	$1,318,634

The following is a reconciliation of net income to ROIC:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$121,410	$83,116	$327,882	$264,222

Stockholders' equity	4,248,418	3,733,875	4,248,418	3,733,875
Long-term debt	2,749,781	3,168,280	2,749,781	3,168,280
Short-term debt and current maturities of long-term debt	449,583	184,860	449,583	184,860
Cash and cash equivalents	(1,864,724)	(918,401)	(1,864,724)	(918,401)
Invested capital	$5,583,058	$6,168,614	$5,583,058	$6,168,614

Return on Invested Capital	8.7%	5.4%	5.9%	4.3%

Period in weeks for non-52 week periods	13	13	52	52
Number of weeks	52	52	52	52

The following is a reconciliation of net income to adjusted ROIC:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$121,410	$83,116	$327,882	$264,222
Pre-tax adjustments:
Other expense	89,798	81,701	346,174	372,057
Amortization of intangibles	21,561	21,613	84,592	86,878
Restructuring costs	9,939	16,336	15,432	38,354
Integration and transition costs	8,777	17,158	61,034	36,126
Advisory fee	—	1,630	—	20,380
Tax adjustments:
Tax impact of pre-tax adjustments (a)	(27,971)	(35,862)	(122,110)	(125,100)
Other discrete items (b)	14,615	7,142	13,586	6,846
Adjusted net income	$238,129	$192,834	$726,590	$699,763

Stockholders' equity	4,248,418	3,733,875	4,248,418	3,733,875
Long-term debt	2,749,781	3,168,280	2,749,781	3,168,280
Short-term debt and current maturities of long-term debt	449,583	184,860	449,583	184,860
Cash and cash equivalents	(1,864,724)	(918,401)	(1,864,724)	(918,401)
Invested Capital	$5,583,058	$6,168,614	$5,583,058	$6,168,614

Number of Days	91	91	364	364
Adjusted Return on Invested Capital	17.1%	12.5%	13.0%	11.3%
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at Adjusted Net Income.
(b) Other discrete items represent non-recurring adjustments resulting from valuation allowance adjustments of $13,792 and $13,866 in Thirteen Weeks Ended December 27, 2025 and Fiscal Year Ended December 27, 2025; adjustments of uncertain tax liabilities of ($1,172) and ($2,184) in Fiscal Year Ended December 27, 2025 and Fiscal Year Ended December 28, 2024; $4,788 non-recurring adjustments to certain deferred tax assets related to IRC Section 162(m) limitations on the tax deductibility of officers' compensation in Thirteen Weeks Ended December 28, 2024 and Fiscal Year Ended December 28, 2024; and other minor non-recurring items.

The following is a reconciliation of net income to non-GAAP net income:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net income	$121,410	$83,116	$327,882	$264,222
Pre-tax adjustments:
Amortization of intangibles	21,561	21,613	84,592	86,878
Restructuring costs	9,939	16,336	15,432	38,354
Net foreign currency exchange loss (gain)	8,221	(7,037)	42,342	22,901
Integration, transition and operational improvement costs	47,327	61,290	215,667	172,764
Advisory fee	—	1,630	—	20,380
Cash-based compensation expense	3,939	6,294	17,832	24,626
Stock-based compensation expense	6,010	34,067	21,117	34,067
Other items	18,745	20,568	53,285	67,055
Tax Adjustments:
Tax impact of pre-tax adjustments (a)	(25,091)	(31,922)	(109,800)	(110,207)
Other miscellaneous tax adjustments (b)	14,615	7,142	13,586	6,846
Non-GAAP Net Income	$226,676	$213,097	$681,935	$627,886
(a) Tax impact of pre-tax adjustments reflects the current and deferred income taxes associated with the above pre-tax adjustments in arriving at Non-GAAP Net Income.
(b) Other miscellaneous tax adjustments represent non-recurring adjustments resulting from valuation allowance adjustments of $13,792 and $13,866 in Thirteen Weeks Ended December 27, 2025 and Fiscal Year Ended December 27, 2025; adjustments of uncertain tax liabilities of ($1,172) and ($2,184) in Fiscal Year Ended December 27, 2025 and Fiscal Year Ended December 28, 2024; $4,788 non-recurring adjustments to certain deferred tax assets related to IRC Section 162(m) limitations on the tax deductibility of officers' compensation in Thirteen Weeks Ended December 28, 2024 and Fiscal Year Ended December 28, 2024; and other minor non-recurring items.

The following is a reconciliation of net income to adjusted free cash flow:

($ in thousands)	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Net Income	$121,410	$83,116	$327,882	$264,222
Depreciation and amortization	51,173	48,429	197,186	189,331
Other non-cash items and changes to non-working capital assets/liabilities	82,462	239,998	3,337	56,104
Changes in working capital	1,305,510	(61,582)	387,722	(175,818)
Cash provided by operating activities	$1,560,555	$309,961	$916,127	$333,839
Capital expenditures	(36,825)	(36,060)	(130,754)	(142,703)
Proceeds from deferred purchase price of factored receivables	106,699	63,322	313,206	252,199
Adjusted free cash flow	$1,630,429	$337,223	$1,098,579	$443,335

The following are reconciliations of basic and diluted GAAP EPS to basic and diluted non-GAAP EPS:

	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Basic EPS - GAAP	$0.52	$0.36	$1.40	$1.18
Amortization of intangibles	0.09	0.09	0.36	0.39
Restructuring costs	0.04	0.07	0.07	0.17
Net foreign currency exchange loss (gain)	0.03	(0.03)	0.18	0.10
Integration, transition and operational improvement costs	0.20	0.26	0.92	0.77
Advisory fee	—	0.01	—	0.09
Cash-based compensation expense	0.02	0.03	0.08	0.11
Stock-based compensation expense	0.03	0.15	0.09	0.15
Other items	0.08	0.09	0.23	0.30
Tax Adjustments:
Tax impact of pre-tax adjustments	(0.11)	(0.14)	(0.48)	(0.50)
Other miscellaneous tax adjustments	0.06	0.03	0.05	0.03
Non-GAAP Basic EPS	$0.96	$0.92	$2.90	$2.79

	Thirteen Weeks Ended December 27, 2025	Thirteen Weeks Ended December 28, 2024	Fiscal Year Ended December 27, 2025	Fiscal Year Ended December 28, 2024
Diluted EPS - GAAP (a)	$0.51	$0.36	$1.39	$1.18
Amortization of intangibles	0.09	0.09	0.36	0.39
Restructuring costs	0.04	0.07	0.07	0.17
Net foreign currency exchange loss (gain)	0.03	(0.03)	0.18	0.10
Integration, transition and operational improvement costs	0.20	0.26	0.92	0.77
Advisory fee	—	0.01	—	0.09
Cash-based compensation expense	0.02	0.03	0.08	0.11
Stock-based compensation expense	0.03	0.15	0.09	0.15
Other items	0.08	0.09	0.23	0.30
Tax Adjustments:
Tax impact of pre-tax adjustments	(0.10)	(0.14)	(0.48)	(0.50)
Other miscellaneous tax adjustments	0.06	0.03	0.06	0.03
Non-GAAP Diluted EPS (a)	$0.96	$0.92	$2.90	$2.79
(a) GAAP and non-GAAP Diluted EPS for the Thirteen Weeks Ended December 27, 2025, Thirteen Weeks Ended December 28, 2024, Fiscal Year Ended December 27, 2025 and Fiscal Year Ended December 28, 2024 includes 940,738, 288,173, 470,814 and 72,043, respectively, of outstanding restricted stock units that are dilutive.

Our release contains forward-looking estimates of non-GAAP diluted EPS for the fiscal first quarter 2026. We provide this non-GAAP measure to investors on a prospective basis for the same reasons (set forth above) that we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of fiscal first quarter 2026 GAAP diluted EPS to a forward-looking estimate of fiscal first quarter 2026 non-GAAP diluted EPS because certain information needed to make a reasonable forward-looking estimate of GAAP diluted EPS for fiscal first quarter 2026 is unreasonably difficult to predict and estimate and is often dependent on future events that may be uncertain or outside of our control, such as unanticipated non-recurring items not reflective of ongoing operations. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on our future financial results. Our forward-looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.